Exhibit 99.1

Alico, Inc. Announces Third Quarter Results Highlighted by $42.7 million of Adjusted EBITDA and

$21.7 million of Adjusted Free Cash Flow for the Nine Months of Fiscal Year 2015

Performance Highlights

-	The Company posted Adjusted EBITDA of $24.1 million in the third quarter and $42.7 million for the nine months ended June 30 for its fiscal year 2015.

-	The Company posted Adjusted Free Cash Flow of $29.2 million in the third quarter and $21.7 million for the nine month ended June 30 for its fiscal year 2015.

-	The Company posted Adjusted Earnings per Diluted Common Share of $1.25 per share in the third quarter and $2.12 per share for the nine months ended June 30 for its fiscal year 2015.

-	The recent Orange Co. and Silver Nip Citrus acquisitions drove 5% pro forma year-over-year improvement in production.

-	For the nine months ended June 30, the Company sold 9.8 million boxes of citrus fruit and produced a total of 58.3 million pound solids.

Fort Myers, FL, August 5, 2015 — Alico, Inc. (“Alico” or the “Company”) (NASDAQ:ALCO), an American agribusiness and natural resources company, today announced financial results for the third quarter and nine months of fiscal year 2015.

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014

Non-GAAP Measures
Adjusted EBITDA	$24,133	$7,350	$42,663	$21,397
Adjusted earnings per diluted common share	$1.25	$0.35	$2.12	$1.06
Adjusted free cash flow	$29,208	$7,908	$21,685	$5,781
Adjusted free cash flow per diluted common share	$3.53	$1.08	$2.72	$0.79

GAAP Measures
Revenues	$68,809	$33,875	$140,109	$89,506
Operating income	$16,177	$2,254	$20,058	$9,402
Net income	$7,767	$1,031	$18,292	$5,023
Diluted EPS	$0.94	$0.14	$2.29	$0.68
Cash provided by operations	$32,156	$10,144	$25,895	$14,770

Clay Wilson, Alico’s Chief Executive Officer, said “The Company is delighted with the number of boxes Alico harvested and sold this season, which represented approximately 9.8 million boxes. Pro forma for a full year of Orange-Co and Silver Nip Citrus production, the Company sold approximately 10.5 million boxes, an increase of 5% over the 10.0 million boxes sold in the prior season. This compares favorably to the 8% decrease the Florida orange crop experienced during the same period, as reported by the U.S. Department of Agriculture’s final tally of the 2014/2015 Florida orange crop production. Alico is proud to have grown in this challenging industry environment and attributes the result to our purchase of high quality groves and superior crop care and growing practices in the field.”

Pro Forma Results for Citrus Groves

The unaudited pro forma financial information below for the nine months ended June 30, 2015 and 2014 gives effect to the acquisitions of Orange-Co and Silver Nip Citrus as if the acquisitions had occurred on October 1, 2014. The pro forma financial information is not necessarily indicative of the results of operations if the acquisitions had been effective as of this date.

(in thousands, except for pound solids per box)

	Nine Months Ended June 30,
	2015	2014	Change	% Change

Total Citrus Boxes Harvested	10,471	9,970	501	5.0%

Total Pound Solids Produced	62,183	62,262	(79)	(0.1)%

Pound Solids Per Box - Combined	6.21	6.44	(0.23)	(3.6)%

Fiscal Year 2015 Third Quarter Results

The Company’s results of operations for the three and nine months ended June 30, 2015 versus the prior year comparable periods were impacted by the acquisitions of Orange-Co and Silver Nip Citrus and the sale of its sugarcane operations.

Silver Nip Citrus’ fiscal year end is June 30. As a result, the Company’s result of operations for the three and nine months ended June 30, 2015 includes the Silver Nip Citrus results of operations for the three and nine months ended March 31, 2015, and the Company’s financial condition as of June 30, 2015 includes the financial condition of Silver Nip Citrus as of March 31, 2015. The Company’s results of operations for the three and nine months ended June 30, 2014 includes Silver Nip Citrus’ results of operations from November 19, 2013 (the initial date of common control) through March 31, 2014.

For the third quarter of fiscal year 2015, revenues were $68.8 million as compared to $33.9 million for the third quarter of fiscal year 2014. The increase in revenues was due primarily to the Orange-Co acquisition but also due to increased citrus production for the 2014/15 season, but more than offset by lower citrus prices and decreased sales in the Improved Farmland segment as a result of the recent disposition of our sugarcane operations.

The Company sold approximately 4.5 million boxes of oranges in the third quarter of fiscal year 2015 compared to approximately 1.7 million boxes in the same period of fiscal year 2014. Total pound solids were 27.6 million in the third quarter of fiscal year 2015 compared to pound solids production of approximately 11.1 million in the third quarter of fiscal year 2014. The market price per pound solid for the Valencia variety in the third quarter of fiscal year 2015 was approximately $2.07 compared to $2.37 in the same period of fiscal year 2014, a decrease of $0.30 per pound solid or 13%.

Total operating expenses for the third quarter of fiscal year 2015 were $49.0 million as compared to $29.3 million for the third quarter of fiscal year 2014, an increase of $19.7 million. Operating expenses increased by approximately $27.2 million in the Citrus Groves segment primarily due to the acquisition of Orange-Co and 2.8 million more boxes were harvested in the third quarter of fiscal year 2015 compared to the third quarter of fiscal year 2014. Of the $27.2 million increase in operating expenses, $3.0 million is a non-cash expense as a result of purchase accounting related adjustments from the acquisition of Orange-Co. The valuation of fruit inventory acquired from Orange-Co was marked to fair value to account for the stage of the fruit development at the time of acquisition. The Company does not expect any additional incremental operating expenses related to purchase accounting for the remainder of fiscal year 2015. The impact of the purchase accounting adjustments on operating expenses is non-recurring beyond fiscal year 2015. Reported results include $2.6 million of non-recurring expenses, net of taxes, for the quarter and $1.4 million of non-recurring income, net of tax for the nine months ended June 30, 2015.

Net income for the third quarter of fiscal year 2015 was $7.8 million, or $0.94 per basic and diluted share, compared to net income of $1.0 million, or $0.14 per basic and diluted share in the third quarter of fiscal year 2014.

Adjusted EBITDA (defined as net income excluding interest expense, income tax provision, depreciation and amortization and adjusted for non-recurring income and expense items) for the third quarter of fiscal year 2015 was $24.1 million as compared to $7.4 million for the third quarter of fiscal year 2014. A reconciliation of Net Income to Adjusted EBITDA is provided at the end of this release.

Adjusted Earnings per Diluted Common Share (defined as net income excluding non-recurring income and expense items, net of related income taxes) was $1.25 for the third quarter of fiscal year 2015 as compared to $0.35 for the third quarter of fiscal year 2014. A reconciliation of Net Income to Adjusted Earnings per Diluted Common Share is provided at the end of this release.

Fiscal Year 2015 Nine Months Results

For the nine months ended June 30, 2015, revenues were $140.1 million, compared to $89.5 million for the same period of fiscal year 2014. Increased Citrus Groves revenues were offset by lower citrus prices and decreases in Agricultural Supply Chain Management and Improved Farmland revenues resulting from a reduction in external boxes handled, as well as the sale of our sugarcane operations.

Net income for the nine months ended June 30, 2015 was $18.3 million, or $2.29 per diluted share, compared to $5.0 million, or $0.68 per diluted share, for the same period of fiscal year 2014. Adjusted EBITDA for the nine months ended June 30, 2015 was $42.7 million as compared to $21.4 million in the same period of fiscal year 2014. Adjusted Earnings per Diluted Common Share was $2.12 compared to $1.06 for the same period in fiscal year 2014.

Balance Sheet and Liquidity

The Company ended the third quarter with debt, net of cash and cash equivalents, of $200.2 million, a reduction of $29.0 million in the third quarter. Net interest expense was $2.1 million in the third quarter. Availability under the Company’s revolving lines of credit was $55.2 million as of June 30, 2015. The Company paid down approximately $15.1 million of new term loan debt in the nine months of fiscal year 2015, of which $8.75 million could serve to reduce future mandatory repayments through 2016.

The Company repurchased approximately 10,000 shares of common stock at an average cost of $49.27 per share in the quarter.

 The Company recorded an effective tax rate of 37.4 percent for the nine months ended June 30, 2015, due to the favorable impact of claiming certain deductions on amended federal and state income tax returns filed in previous fiscal years.

About Alico

Alico is a holding company with assets and related operations in agriculture and natural resources. In addition to its citrus operations, Alico is currently involved in cattle ranching, water management, mining and other natural resources. Our mission is to create value for shareholders by managing existing assets to their optimal current income and total returns, opportunistically acquiring new assets and producing high quality agricultural products while exercising responsible environmental stewardship. Learn more about Alico (NASDAQ: ALCO) at www.alicoinc.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and its by-products, increased pressure from disease, insects and other pests; disruption of water supplies or changes in water allocations; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities and other growth opportunities; onetime events; acquisitions and divestitures, including our ability to achieve the anticipated results of the Orange-Co acquisition and Silver Nip merger; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; and market and pricing risks due to concentrated ownership of stock. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Non-GAAP Financial Measures

Alico utilizes Adjusted EBITDA among other measures, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that Adjusted EBITDA, Adjusted Earnings per Diluted Common Share, Adjusted Free Cash Flow and Adjusted Free Cash Flow per Diluted Common Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provides useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and helps investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. Adjusted Free Cash Flow is defined as cash provided by operations less capital expenditures adjusted for non-recurring transactions. The Company uses Adjusted Free Cash Flow and Adjusted Free Cash Flow per Diluted Common Share to evaluate its business and this measure is considered an important indicator of the Company's liquidity, including its ability to reduce net debt, make strategic investments, and pay dividends to common stockholders. An analysis of Adjusted Free Cash Flow and Adjusted Free Cash Flow per Diluted Common Share is provided below. Net income, which management considers being the most directly comparable financial measure calculated and presented in accordance with U.S. GAAP, is reconciled to Adjusted EBITDA and Adjusted Earnings per Common Share, as follows:

Adjusted EBITDA

(in thousands)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014

Net income	$7,767	$1,031	$18,292	$5,023
Interest expense	2,127	657	5,715	1,322
Income tax provision	6,227	791	10,940	3,236
Depreciation and amortization	3,851	2,305	9,919	7,244

EBITDA	19,972	4,784	44,866	16,825
Asset impairment	-	-	541	-
Loss on extinguishment of debt	-	-	964	-
Transaction costs	407	261	4,760	2,266
Write-off of certain inventory and plant cane costs	-	2,309	-	2,309
Acquired citrus inventory fair value adjustments	3,023	-	7,225	-
Payments on consulting agreements	704	-	704	-
Loss (gain) on sale of assets	27	(4)	(16,397)	(3)

Adjusted EBITDA	$24,133	$7,350	$42,663	$21,397

Adjusted Earnings Per Diluted Common Share	Three Months Ended June 30,		Nine Months Ended June 30,
(in thousands)	2015	2014	2015	2014

Net income	$7,767	$1,031	$18,292	$5,023
Asset impairment	-	-	541	-
Loss on extinguishment of debt	-	-	964	-
Transaction costs	407	261	4,760	2,266
Write-off of certain inventory and plant cane costs	-	2,309	-	2,309
Acquired citrus inventory fair value adjustments	3,023	-	7,225	-
Payments on consulting agreements	704	-	704	-
Loss (gain) on sale of assets	27	(4)	(16,397)	(3)
Tax impact	(1,594)	(1,030)	824	(1,792)

Adjusted net income	$10,334	$2,567	$16,913	$7,803

Dilutive common shares	8,284	7,356	7,971	7,351

Adjusted Earnings Per Diluted Common Share	$1.25	$0.35	$2.12	$1.06

Adjusted Free Cash Flow	Three Months Ended June 30,		Nine Months Ended June 30,
(in thousands)	2015	2014	2015	2014

Cash provided by operations	$32,156	$10,144	$25,895	$14,770
Adjustments for non-recurring items:
Transaction costs	407	261	4,760	2,266
Payments on consulting agreements	704	-	704	-

Capital expenditures	(4,059)	(2,497)	(9,674)	(11,255)

Adjusted Free Cash Flow	$29,208	$7,908	$21,685	$5,781

Dilutive common shares	8,284	7,356	7,971	7,351

Adjusted Free Cash Flow Per Diluted Common Share	$3.53	$1.08	$2.72	$0.79

ALICO, INC.

CONDENSED COMBINED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

(in thousands, except per share amounts)

	Three Months Ended June 30,		Nine Months Ended June 30,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Operating revenues:
Citrus Groves	$65,795	$27,167	$129,084	$55,390
Agricultural Supply Chain Management	2,105	4,083	6,584	12,324
Improved Farmland	418	2,159	2,492	19,441
Ranch and Conservation	296	408	1,441	1,849
Other Operations	195	58	508	502
Total operating revenue	68,809	33,875	140,109	89,506

Operating expenses:
Citrus Groves	45,551	18,317	96,027	36,560
Agricultural Supply Chain Management	1,467	3,916	5,578	12,085
Improved Farmland	659	6,591	2,736	20,986
Ranch and Conservation	624	684	1,992	2,231
Other Operations	693	(226)	786	281
Total operating expenses	48,994	29,282	107,119	72,143

Gross profit	19,815	4,593	32,990	17,363
Corporate, general and administrative	3,638	2,339	12,932	7,961

Income from operations	16,177	2,254	20,058	9,402

Other income (expense), net:
Interest and investment income, net	42	88	44	115
Interest expense	(2,127)	(657)	(5,715)	(1,322)
Loss on extinguishment of debt	-	-	(964)	-
Gain (loss) on sale of real estate	(27)	4	16,397	3
Asset impairment	-	-	(541)	-
Other income (loss), net	(71)	133	(47)	61
Total other income (expense), net	(2,183)	(432)	9,174	(1,143)

Income before income taxes	13,994	1,822	29,232	8,259
Income taxes	6,227	791	10,940	3,236

Net income	7,767	1,031	18,292	5,023
Net income (loss) attributable to noncontrolling interests	-	-	-	-

Net income attributable to Alico, Inc. common stockholders	7,767	1,031	18,292	5,023
Other comprehensive income (loss), net of tax	-	-	-	-
Comprehensive income	7,767	1,031	18,292	5,023
Comprehensive income (loss) attributable to noncontrolling interest	-	-	-	-
Comprehensive income attributable to Alico, Inc. common stockholders	$7,767	$1,031	$18,292	$5,023

Earnings per common share:
Basic	$0.94	$0.14	$2.30	$0.69
Diluted	$0.94	$0.14	$2.29	$0.68
Weighted-average number of common shares outstanding:
Basic	8,278	7,356	7,969	7,327
Diluted	8,284	7,356	7,971	7,351

Cash dividends declared per common share	$0.06	$0.06	$0.18	$0.18

ALICO, INC.

CONDENSED COMBINED CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	June 30, 2015	September 30, 2014
	(unaudited)	(unaudited)

ASSETS
Current assets:
Cash and cash equivalents	$9,739	$31,020
Short-term investments	-	263
Accounts receivable, net	15,103	8,724
Inventories, net	46,255	25,469
Income tax receivable	2,074	-
Assets held for sale	-	59,513
Other current assets	5,504	721
Total current assets	78,675	125,710

Property, buildings and equipment, net	383,100	126,833
Goodwill	2,246	-
Investment in Magnolia Fund	825	1,435
Cash surrender value of life insurance	705	695
Investments, deposits and other assets	4,671	2,905
Total assets	$470,222	$257,578

LIABILITIES & EQUITY
Current liabilities:
Accounts payable	$3,352	$2,052
Long-term debt, current portion	4,511	3,196
Accrued expenses	7,941	1,934
Income taxes payable	-	4,572
Deferred tax liability, current portion	725	3,135
Dividends payable	497	442
Accrued ad valorem taxes	1,757	1,850
Capital lease obligation, current portion	258	259
Other current liabilities	1,002	3,229
Total current liabilities	20,043	20,669

Long-term debt, net of current portion	202,069	58,444
Lines of credit	3,348	3,160
Deferred gain on sale of assets, net of current portion	29,139	-
Capital lease obligation, net of current portion	839	839
Deferred tax liability, net of current portion	23,595	8,760
Deferred retirement benefits	3,895	3,855
Other liabilities	3,867	-
Total liabilities	286,795	95,727

Commitments and contingencies (Note 11)

Equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	-	-
Common stock, $1 par value; 15,000,000 shares authorized, 8,300,363 and 7,377,106 shares issued and 8,277,513 and 7,361,340 shares outstanding as of June 30, 2015 and September 30, 2014, respectively	8,300	7,377
Additional paid-in-capital	21,360	3,742
Treasury stock at cost, 22,850 and 15,766 shares held as of June 30, 2015 and September 30, 2014, respectively	(1,147)	(650)
Members' equity	-	16,414
Retained earnings	150,076	134,968
Total Alico, Inc. equity	178,589	161,851

Noncontrolling interest	4,838	-

Total liabilities and equity	$470,222	$257,578

ALICO, INC.

CONDENSED COMBINED CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Nine Months Ended
	June 30,
	2015	2014
	(unaudited)

Net cash provided by operating activities	$25,895	$14,770

Cash flows from investing activities:
Capital expenditures	(9,674)	(11,255)
Acquisition of citrus businesses, net of cash acquired	(283,211)	-
Proceeds from sale of sugarcane operations	97,151	-
Proceeds for the sale of assets	9,045	928
Return on investment in Magnolia Fund	652	3,185
Other	(1)	27
Net cash used in investing activities	(186,038)	(7,115)

Cash flows from financing activities:
Principal payments on term loans	(15,061)	(3,041)
Repayment of term loan	(34,000)	-
Borrowings on revolving line of credits	81,135	-
Repayments on revolving line of credits	(80,947)	-
Proceeds from term loans	193,500	-
Financing costs	(3,353)	-
Treasury stock purchases	(1,029)	(4,844)
Dividends paid	(1,381)	(2,744)
Principal payments on capital lease obligation	(2)	-
Net cash provided by (used in) financing activities	138,862	(10,629)

Net decrease in cash and cash equivalents	(21,281)	(2,974)
Cash and cash equivalents at beginning of period	31,020	27,252

Cash and cash equivalents at end of period	$9,739	$24,278

Supplemental cash flow information:
Cash paid for interest, net of amount capitalized	$4,892	$1,193
Cash paid for income taxes	$5,200	$925